As filed with the Securities and Exchange Commission on October 4, 2007

Registration No. 333-146304

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Textainer Group Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Bermuda	7359	98-0530316
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Century House

16 Par-La-Ville Road

Hamilton HM HX

Bermuda

(441) 296-2500

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Ernest J. Furtado

Textainer Group Holdings Limited

c/o Textainer Equipment Management (U.S.) Limited

650 California Street, 16th Floor

San Francisco, CA 94108

(415) 434-0551

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John W. Campbell III, Esq. Raymond T. Hum, Esq. Jeannette V. Filippone, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105-2482 (415) 268-7000 (415) 268-7522 fax	William J. Whelan III, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019-7475 (212) 474-1000 (212) 474-3700 fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 1 is to amend the exhibit index included in the Registration Statement on Form F-1 (File No. 333-146304) filed with the Securities and Exchange Commission on September 26, 2007 (the “Registration Statement”) and to file Exhibits 1.1, 5.1, 10.15, 10.21, 10.22 and 23.2 to the Registration Statement. Accordingly, this Amendment No. 1 consists only of this explanatory note and revised versions of the facing page and Part II of the Registration Statement. This Amendment No. 1 does not contain a copy of the preliminary prospectus that was included in the Registration Statement, and is not intended to amend or delete any part of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common shares being registered. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the NYSE filing fee.

Amount to be Paid
SEC registration fee	$6,355
NASD filing fee	21,200
NYSE filing fee	150,000
Printing and engraving expenses	150,000
Legal fees and expenses	1,000,000
Accounting fees and expenses	1,000,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous expenses	100,000

Total	$2,447,555

Item 6. Indemnification of Directors and Officers.

Indemnification by Textainer Group Holdings Limited and Bermuda Subsidiaries

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceeding, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws and the bye-laws of our Bermuda subsidiaries that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98 of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Indemnification by Textainer Equipment Management (U.S.) Limited

Our wholly-owned subsidiary, Textainer Equipment Management (U.S.) Limited, is incorporated under the laws of the State of Delaware. All of our executive officers are also executive officers of Textainer Equipment Management (U.S.) Limited, and two of our executive officers serve as its sole directors.

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its shareholders.

The certificate of incorporation and bylaws of Textainer Equipment Management (U.S.) Limited provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Expenses incurred by any officer or director of Textainer Equipment Management (U.S.) Limited in defending any such action, suit or proceeding in advance of its final disposition shall be paid by Textainer Equipment Management (U.S.) Limited upon delivery to it, if required under Delaware General Corporation Law, of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Indemnification Agreements

We have entered into, or expect to enter into immediately prior to the effectiveness of this offering, indemnification agreements with each of our directors and senior management to give such directors and officers, as well as their immediate family members, additional contractual assurances regarding the scope of indemnification set forth in our bye-laws and the organizational documents of our subsidiaries, and to provide additional procedural protections which may, in some cases, be broader than the specific indemnification provisions contained in those documents. The indemnification agreements may require us, among other things, to indemnify such directors and officers, as well as their immediate family members, against liabilities that may arise by reason of the status or service as directors or officers and to advance expenses as a result of any proceeding against them as to which they could be indemnified.

Item 7. Recent Sales of Unregistered Securities.

Since June 30, 2004, we issued the following securities without registration under the Securities Act:

•

From June 30, 2004 to December 31, 2004, we issued 40,000 common shares in connection with the exercise of options to purchase our common shares previously granted pursuant to the 2001 Amended and Restated Stock Option Plan (the “2001 Plan”) at an exercise price of $2.81 per share and 80,000 common shares in connection with the exercise of options to purchase our common shares previously granted pursuant to the Amended and Restated 1997 Nonqualified Stock Option Plan (the “1997 Plan”) at an exercise price of $2.17 per share, for total proceeds to us of $285,600.

•

In 2005, we issued 170,000 common shares in connection with the exercise of options to purchase our common shares previously granted pursuant to the 2001 Plan at an exercise price of $2.81 per share and 80,000 common shares in connection with the exercise of options to purchase our common shares previously granted pursuant to the 1997 Plan at an exercise price of $2.17 per share, for total proceeds to us of $650,900.

•

In 2006, we issued 150,000 common shares in connection with the exercise of options to purchase our common shares previously granted pursuant to the 2001 Plan at an exercise price of $2.81 per share and 80,000 common shares in connection with the exercise of options to purchase our common shares previously granted pursuant to the 1997 Plan at an exercise price of $2.17 per share, for total proceeds to us of $594,700.

•

From January 1, 2007 through June 30, 2007, we issued 250,000 common shares in connection with the exercise of options to purchase our common shares previously granted pursuant to the 2001 Plan at an exercise price of $2.81 per share and 80,000 common shares in connection with the exercise of options to purchase our common shares previously granted pursuant to the 1997 Plan at an exercise price of $2.17 per share, for total proceeds to us of $875,700.

The offers, sales and issuances of the securities described in paragraphs above are deemed to be exempt from registration under the Securities Act in reliance on Rule 701 because the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our or our subsidiaries’ employees, directors or bona fide consultants and received the securities under our 1997 Plan and 2001 Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1†	Memorandum of Association of Textainer Group Holdings Limited

3.2†	Bye-laws of Textainer Group Holdings Limited

4.1†	Form of Common Share Certificate

5.1	Form of Legal Opinion of Conyers Dill & Pearman, Hamilton, Bermuda

10.1†	Office Lease, dated August 8, 2001, by and between Pivotal 650 California St., LLA, and Textainer Equipment Management (U.S.) Limited

10.2†*	Employment Agreement dated as of January 1, 2007 by and between Textainer Equipment Management (U.S.) Limited and John A. Maccarone

10.3†*	Employment Agreement dated January 1, 1998 by and between Textainer Equipment Management (U.S.) Limited and Ernest J. Furtado

10.4†*	Employment Agreement dated January 1, 1998 by and between Textainer Equipment Management (U.S.) Limited and Philip K. Brewer

10.5†*	Employment Agreement dated January 1, 1998 by and between Textainer Equipment Management (U.S.) Limited and Robert D. Pedersen

10.6†*	2007 Short-Term Incentive Plan effective January 1, 2007

10.7†*	2007 Share Incentive Plan

10.8†*	2008 Bonus Plan

10.9†*	Form of Indemnification Agreement

10.10†	Second Amended and Restated Indenture, dated as of May 26, 2005

10.11†	Amendment Number 1 dated as of June 3, 2005 to Second Amended and Restated Indenture dated as of May 26, 2005

10.12†	Amendment Number 2 dated as of June 8, 2006 to Second Amended and Restated Indenture dated as of May 26, 2005

10.13†	Textainer Marine Containers Limited Second Amended and Restated Series 2000-1 Supplement dated as of June 8, 2006

10.14†	Textainer Marine Containers Limited Series 2005-1 Supplement dated as of May 26, 2005

10.15	Third Amended and Restated Credit Agreement dated as of January 31, 2007

10.16†	Letter Agreement dated November 28, 2006 by and between Trencor Containers (Proprietary) Limited and Textainer Limited and Textainer Equipment Management Limited

10.17†**	Fourth Amended and Restated Equipment Management Services Agreement, dated as of June 1, 2002, by and between Textainer Equipment Management Limited and Leased Assets Pool Company Limited

10.18†	Amendment to Fourth Amended and Restated Equipment Management Services Agreement, dated as of September 12, 2007, by and between Textainer Equipment Management Limited and Leased Asset Pool Company Limited.

10.19†**	Container Management Services Agreement (revised), dated as of September 1, 1990, by and between Isam K. Kabbani and Textainer Equipment Management N.V., as amended.

Exhibit Number	Description of Document

10.20†	Form of Management Services Agreement, dated July 23, 2007, by and between Green Eagle Investments N.V., and Textainer Equipment Management Limited, for the management of the container fleet of Capital Lease Limited.

10.21	Amendment dated as of September 6, 2007 to the Third Amended and Restated Credit Agreement dated as of January 31, 2007.

10.22	Amendment Number 2 dated as of September 27, 2007 to the Third Amended and Restated Credit Agreement dated as of January 31, 2007.

21.1†	Subsidiaries of the Registrant

23.1†	Consent of KPMG LLP

23.2	Form of Consent of Conyers Dill & Pearman, Hamilton, Bermuda (included in Exhibit 5.1)

24.1†	Power of Attorney (included in signature page to this Registration Statement).

†	Previously filed.

*	Indicates management contract or compensatory plan.

**	Confidential treatment requested for certain portions of this exhibit, which portions are omitted and filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules.

Schedule I—Parent Company Information

Schedule II—Valuation Accounts

Item 9. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

2.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

3.	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 4th day of October 2007.

Textainer Group Holdings Limited

By:	/S/ JOHN A. MACCARONE
John A. Maccarone
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN A. MACCARONE John A. Maccarone	Chief Executive Officer, President and Member of the Board of Directors (Principal Executive Officer)	October 4, 2007

/S/ ERNEST FURTADO Ernest Furtado	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	October 4, 2007

* Neil I. Jowell	Chairman of the Board of Directors	October 4, 2007

* Dudley R. Cottingham	Member of the Board of Directors	October 4, 2007

* James E. Hoelter	Member of the Board of Directors	October 4, 2007

* Cecil Jowell	Member of the Board of Directors	October 4, 2007

* Isam K. Kabbani	Member of the Board of Directors	October 4, 2007

* James E. McQueen	Member of the Board of Directors	October 4, 2007

* David M. Nurek	Member of the Board of Directors	October 4, 2007

* James A. Owens	Member of the Board of Directors	October 4, 2007

Signature	Title	Date

* Hyman Shwiel	Member of the Board of Directors	October 4, 2007

* Hendrik R. van der Merwe	Member of the Board of Directors	October 4, 2007

/S/ ERNEST FURTADO Ernest Furtado	Authorized Representative in the U.S.	October 4, 2007

*By:	/S/ JOHN A. MACCARONE
	Name:	John A. Maccarone
	Title:	Attorney-in-Fact

*By:	/S/ ERNEST FURTADO
	Name:	Ernest Furtado
	Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1†	Memorandum of Association of Textainer Group Holdings Limited

3.2†	Bye-laws of Textainer Group Holdings Limited

4.1†	Form of Common Share Certificate

5.1	Form of Legal Opinion of Conyers Dill & Pearman, Hamilton, Bermuda

10.1†	Office Lease, dated August 8, 2001, by and between Pivotal 650 California St., LLA, and Textainer Equipment Management (U.S.) Limited

10.2†*	Employment Agreement dated as of January 1, 2007 by and between Textainer Equipment Management (U.S.) Limited and John A. Maccarone

10.3†*	Employment Agreement dated January 1, 1998 by and between Textainer Equipment Management (U.S.) Limited and Ernest J. Furtado

10.4†*	Employment Agreement dated January 1, 1998 by and between Textainer Equipment Management (U.S.) Limited and Philip K. Brewer

10.5†*	Employment Agreement dated January 1, 1998 by and between Textainer Equipment Management (U.S.) Limited and Robert D. Pedersen

10.6†*	2007 Short-Term Incentive Plan effective January 1, 2007

10.7†*	2007 Share Incentive Plan

10.8†*	2008 Bonus Plan

10.9†*	Form of Indemnification Agreement

10.10†	Second Amended and Restated Indenture, dated as of May 26, 2005

10.11†	Amendment Number 1 dated as of June 3, 2005 to Second Amended and Restated Indenture dated as of May 26, 2005

10.12†	Amendment Number 2 dated as of June 8, 2006 to Second Amended and Restated Indenture dated as of May 26, 2005

10.13†	Textainer Marine Containers Limited Second Amended and Restated Series 2000-1 Supplement dated as of June 8, 2006

10.14†	Textainer Marine Containers Limited Series 2005-1 Supplement dated as of May 26, 2005

10.15	Third Amended and Restated Credit Agreement dated as of January 31, 2007

10.16†	Letter Agreement dated November 28, 2006 by and between Trencor Containers (Proprietary) Limited and Textainer Limited and Textainer Equipment Management Limited

10.17†**	Fourth Amended and Restated Equipment Management Services Agreement, dated as of June 1, 2002, by and between Textainer Equipment Management Limited and Leased Assets Pool Company Limited

10.18†	Amendment to Fourth Amended and Restated Equipment Management Services Agreement, dated as of September 12, 2007, by and between Textainer Equipment Management Limited and Leased Asset Pool Company Limited.

10.19†**	Container Management Services Agreement (revised), dated as of September 1, 1990, by and between Isam K. Kabbani and Textainer Equipment Management N.V., as amended.

10.20†	Form of Management Services Agreement, dated July 23, 2007, by and between Green Eagle Investments N.V., and Textainer Equipment Management Limited, for the management of the container fleet of Capital Lease Limited.

Exhibit Number	Description of Document

10.21	Amendment dated as of September 6, 2007 to the Third Amended and Restated Credit Agreement dated as of January 31, 2007.

10.22	Amendment Number 2 dated as of September 27, 2007 to the Third Amended and Restated Credit Agreement dated as of January 31, 2007.

21.1†	Subsidiaries of the Registrant

23.1†	Consent of KPMG LLP

23.2	Form of Consent of Conyers Dill & Pearman, Hamilton, Bermuda (included in Exhibit 5.1)

24.1†	Power of Attorney (included in signature page to this Registration Statement).

†	Previously filed.
*	Indicates management contract or compensatory plan.
**	Confidential treatment requested for certain portions of this exhibit, which portions are omitted and filed separately with the Securities and Exchange Commission.